EXHIBIT 10.25

EMPLOYMENT AGREEMENT EXTENSION

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT EXTENSION (the “Agreement”) is made and entered into effective as of April 13, 2007 between FindEx.com, Inc., a Nevada corporation (the “Corporation”), and William Terrill (“Officer”) as a term extension to the previous Employment Agreement originally entered into on June 7, 2002.

R E C I T A L S

THE PARTIES AGREE to modify Section 3.2 of the Employment Agreement as follows:

The term “Corporation’s Net Income” shall be replaced with “Income (Loss) from Operations adjusted for Other Income and Interest Expense, as determined by the Corporation’s annual audit”.

WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

OFFICER:

/s/ William Terrill
William Terrill

COMPANY:

/s/ Steven Malone
Steven Malone
FindEx.com, Inc.